Exhibit 10.10









================================================================================


                            ASSET PURCHASE AGREEMENT

                           Dated as of April 16, 1996

                                  by and among

                          DONRUSS TRADING CARDS, INC.,

                                   LEAF, INC.

                                       and

                              PINNACLE BRANDS, INC.






================================================================================

                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I

     DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

ARTICLE II

     PURCHASE AND SALE OF ASSETS  . . . . . . . . . . . . . . . . . . . . . .  7
     2.1  Purchase and Sale of Assets . . . . . . . . . . . . . . . . . . . .  7
     2.2  Excluded Assets . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     2.3  Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     2.4  Inventory Count . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     2.5  Allocation of Purchase Price  . . . . . . . . . . . . . . . . . . .  9
     2.6  Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
     2.7  Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . 10

ARTICLE III

     REPRESENTATIONS OF SELLER AND LEAF . . . . . . . . . . . . . . . . . . . 10
     3.1  Organization of Seller and Leaf . . . . . . . . . . . . . . . . . . 10
     3.2  Corporate Power . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     3.3  Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . 11
     3.4  No Violations . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     3.5  Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     3.6  Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . 11
     3.7  Compliance with Law; Permits  . . . . . . . . . . . . . . . . . . . 12
     3.8  Broker's or Finder's Fees . . . . . . . . . . . . . . . . . . . . . 12
     3.9  1996 Shipment Schedule  . . . . . . . . . . . . . . . . . . . . . . 12
     3.10 Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     3.11 Return Policy . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     3.12 License Royalties . . . . . . . . . . . . . . . . . . . . . . . . . 13
     3.13 Title; Sufficiency of Assets  . . . . . . . . . . . . . . . . . . . 13
     3.14 Contracts and Commitments . . . . . . . . . . . . . . . . . . . . . 13
     3.15 Inventory . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     3.16 Sales Documents and Invoices  . . . . . . . . . . . . . . . . . . . 14
     3.17 Customers and Suppliers . . . . . . . . . . . . . . . . . . . . . . 14
     3.18 Disclaimer of Other Representations and Warranties  . . . . . . . . 14
     3.19 Tax Representations and Warranties  . . . . . . . . . . . . . . . . 14

                                                                            Page
                                                                            ----


ARTICLE IV

     REPRESENTATIONS OF PURCHASER . . . . . . . . . . . . . . . . . . . . . . 15
     4.1  Existence and Good Standing of Purchaser  . . . . . . . . . . . . . 15
     4.2  No Violations . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     4.3  Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     4.4  Financing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     4.5  Broker's or Finder's Fees . . . . . . . . . . . . . . . . . . . . . 16

     ARTICLE V

     COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     5.1  Conduct of Business . . . . . . . . . . . . . . . . . . . . . . . . 16
     5.2  Exclusive Dealing . . . . . . . . . . . . . . . . . . . . . . . . . 16
     5.3  Review of Seller  . . . . . . . . . . . . . . . . . . . . . . . . . 17
     5.4  Reasonable Best Efforts . . . . . . . . . . . . . . . . . . . . . . 17
     5.5  Books and Records; Confidentiality  . . . . . . . . . . . . . . . . 18
     5.6  Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . 18
     5.7  Seller's Name . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     5.8  Non-Competition with the Business . . . . . . . . . . . . . . . . . 19
     5.9  Remittance of Deposits  . . . . . . . . . . . . . . . . . . . . . . 19
     5.10 Manner of Sale of Excluded Inventory  . . . . . . . . . . . . . . . 19
     5.11 Release of Certain Obligations  . . . . . . . . . . . . . . . . . . 19
     5.12 Returns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     5.13 Customer Communication  . . . . . . . . . . . . . . . . . . . . . . 20
     5.14 Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     5.15 Return Policy . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     5.16 New Series  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     5.17 Packaging Services  . . . . . . . . . . . . . . . . . . . . . . . . 20

ARTICLE VI

     CONDITIONS TO PURCHASER'S OBLIGATIONS  . . . . . . . . . . . . . . . . . 21
     6.1  No Material Adverse Change  . . . . . . . . . . . . . . . . . . . . 21
     6.2  Opinion of Seller's Counsel . . . . . . . . . . . . . . . . . . . . 21
     6.3  Representations and Warranties  . . . . . . . . . . . . . . . . . . 21
     6.4  Performance of Agreements . . . . . . . . . . . . . . . . . . . . . 21
     6.5  No Injunction . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
     6.6  Governmental Approvals  . . . . . . . . . . . . . . . . . . . . . . 21
     6.7  Ancillary Documents . . . . . . . . . . . . . . . . . . . . . . . . 22
     6.8  Third Party Consents  . . . . . . . . . . . . . . . . . . . . . . . 22

                                                                            Page
                                                                            ----


ARTICLE VII

     CONDITIONS TO SELLER'S OBLIGATIONS . . . . . . . . . . . . . . . . . . . 22
     7.1  Opinion of Purchaser's Counsel  . . . . . . . . . . . . . . . . . . 22
     7.2  Representations and Warranties  . . . . . . . . . . . . . . . . . . 22
     7.3  Performance of Agreements . . . . . . . . . . . . . . . . . . . . . 22
     7.4  No Injunction . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     7.5  Governmental Approvals  . . . . . . . . . . . . . . . . . . . . . . 23
     7.6  Ancillary Documents . . . . . . . . . . . . . . . . . . . . . . . . 23
     7.7  Third Party Consents  . . . . . . . . . . . . . . . . . . . . . . . 23
     7.8  Tennessee Sales Tax Exemption . . . . . . . . . . . . . . . . . . . 23

ARTICLE VIII

     EVENTS OF TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . 23
     8.1  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     8.2  Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . 24

ARTICLE IX

     SURVIVAL OF REPRESENTATIONS: INDEMNITY . . . . . . . . . . . . . . . . . 24
     9.1  Survival of Representations . . . . . . . . . . . . . . . . . . . . 24
     9.2  Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     9.3  Indemnification Procedure . . . . . . . . . . . . . . . . . . . . . 25
     9.4  Disputes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     9.5  Exclusive Remedies  . . . . . . . . . . . . . . . . . . . . . . . . 26

ARTICLE X

     MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     10.1 Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     10.2 APPLICABLE LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     10.3 Dispute Resolution  . . . . . . . . . . . . . . . . . . . . . . . . 27
     10.4 Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     10.5 Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . 29
     10.6 Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     10.7 Headings: References  . . . . . . . . . . . . . . . . . . . . . . . 29
     10.8 Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     10.9 Parties in Interest; Assignment . . . . . . . . . . . . . . . . . . 29
     10.10     Severability; Enforcement  . . . . . . . . . . . . . . . . . . 29
     10.11     Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     10.12     HSR Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     10.13     Transfer Taxes . . . . . . . . . . . . . . . . . . . . . . . . 30

EXHIBITS

     EXHIBIT 1      Leaf Trademark License Agreement
     EXHIBIT 2      Bill of Sale
     EXHIBIT 3      Donruss Trademark License Agreement
     EXHIBIT 4      Assumption Agreement

                            ASSET PURCHASE AGREEMENT
                            ------------------------


          ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of April 16, 1996, by and among DONRUSS TRADING CARDS, INC., a corporation organized under the laws of the State of Delaware ("Seller"), LEAF, INC., a corporation organized under the laws of the State of Delaware ("Leaf"), and PINNACLE BRANDS, INC., a corporation organized under the laws of the State of Delaware ("Purchaser").


                              W I T N E S S E T H:
                              - - - - - - - - - -


          WHEREAS, Seller owns all of the Assets (as hereinafter defined);

          WHEREAS, Leaf owns 95% of the outstanding capital stock of Seller; and

          WHEREAS, on the terms and subject to the conditions set forth herein, Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller the Assets;

          NOW THEREFORE, in consideration of the mutual covenants and conditions set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS
                                   -----------

          The following capitalized terms when used in this Agreement shall have the following meanings:

          "Affiliate" of a Person shall mean a Person that directly or
           ---------
indirectly, through one or more intermediaries, Controls, is Controlled by, or is under Common Control with the first Person; provided that the term "Affiliate" shall not include any of NLS, Mark November, Gene Scher or Craig Lazar.

          "Agreement" shall have the meaning set forth in the introductory
           ---------
paragraph hereof.

          "Assets" shall mean all of the right, title and interest of Seller in
           ------
and to:

          (a) only those (x) raw materials listed on Schedule A to the extent existing on the Closing Date or acquired by Seller for use in the Business after March 31, 1996 on a basis consistent with Seller's normal practices and (y) work-in-process and finished goods relating to the Business for products of those series listed on Schedule A that have not begun to be shipped by Seller prior to the Closing Date ("Inventory");

          (b) all contracts and commitments to purchase materials and supplies which were entered into for use in the Business on a basis consistent with Seller's normal practices, with any of the vendors listed on Schedule B;

          (c) the contracts and licenses to which Seller and/or Leaf is a party which are listed on Schedule C;

          (d) all trademarks, tradenames, trademark and tradename registrations, service marks, brand marks and brand names used in or relating to the Business, including, without limitation, the name "Donruss" and all registrations and pending applications relating thereto, but excluding the name and mark "Leaf" and all registrations and pending applications relating thereto;

          (e) Seller's collection of sports trading cards used for card replacement services, but excluding any such cards produced prior to January 1, 1992;

          (f) Product Concepts;

          (g) customer purchase orders for Inventory;

          (h) Customer Deposits;

          (i) copies of all customer lists relating to the Business;

          (j) copies of all current vendor and subcontractor lists relating to the Business; and

          (k) all documents, files, market research and records (or copies thereof) relating primarily to the Business.

          "Assumed Liabilities" shall mean, and shall be expressly limited to,
           -------------------
(i) trade payables incurred for the purchase of Inventory acquired by Purchaser to the extent set forth on the Payables Certificate delivered pursuant to
Section 2.4; (ii) all liabilities and obligations for performance following the Closing arising under the contracts and commitments listed on Schedule C, including, without limitation, the NHL Export License Agreement and the Sports License Agreements and the highlighting agreements with Frank Thomas and Eric Lindros; (iii) liabilities and obligations under purchase orders for materials and supplies for use in the Business after the Closing Date in connection with series of sports trading cards scheduled for the current year incurred on a basis consistent with Seller's normal practices, with any of the vendors listed on Schedule B; (iv) all liabilities and obligations to fulfill sales orders for which

Seller has remitted to Purchaser Customer Deposits; (v) all liabilities for Taxes for all periods after the Closing Date arising from or related to Purchaser's ownership of the Assets or operation of the Business; and (vi) those Commitments listed on Schedule D. The Assumed Liabilities shall not include any liabilities or obligations not expressly included in Assumed Liabilities; accordingly, among other things, the Purchaser is not assuming any of Seller's liabilities pertaining to (a) obligations under any contracts or arrangements with or relating to NLS, (b) obligations of Seller to Leaf or any Affiliate of Leaf, excluding any amount payable with respect to packaging and finishing services provided by Leaf pursuant to the first sentence of Section 5.17,
(c) any liabilities for Taxes arising from or related to the Assets or the Business for all periods prior to or including the Closing Date, other than as set forth in Section 10.13, (d) any liabilities arising from or relating to Seller's interactive card games and entertainment trading card businesses,
(e) any credits against accounts receivable attributable to (i) the conduct of the Business prior to the Closing or (ii) the conduct of any other business by Seller or Leaf at any time or (f) shutdown, severance and similar costs of Seller.

          "Balance Sheet" shall have the meaning set forth in Section 3.3.
           -------------

          "Baseball Minimum Royalties" shall mean the minimum royalties paid by
           --------------------------
Seller pursuant to the license agreements between Seller or Leaf and each of Major League Baseball Players Association and Major League Baseball Properties, Inc. with respect to the period commencing on January 1, 1996 and ending on the Closing Date.

          "Baseball Sports Trading Cards" shall mean sports trading cards
           -----------------------------
bearing the LEAF or DONRUSS name and sold pursuant to the license agreements between Seller or Leaf and each of Major League Baseball Players Association and Major League Baseball Properties, Inc.

          "Business" shall mean the creation, production, advertisement,
           --------
marketing promotion, sale and distribution of sports trading cards.

          "Business Combination" shall have the meaning set forth in
           --------------------
Section 5.2.

          "Business Day" shall mean any day except Saturday, Sunday and any day
           ------------
which shall be in the City of New York, New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

          "Claim" shall have the meaning set forth in Section 9.3.
           -----

          "Closing" shall have the meaning set forth in Section 2.6.
           -------

          "Closing Date" shall have the meaning set forth in Section 2.6.
           ------------

          "Closing Payment" shall have the meaning set forth in Section 2.3.
           ---------------

          "Code" shall mean the Internal Revenue Code of 1986, as amended.
           ----

          "Commitments" shall have the meaning set forth in Section 3.14(a).
           -----------

          "Confidentiality Agreement" shall have the meaning set forth in
           -------------------------
Section 5.3.

          "Control" (including the terms "Controlled by" and "under Common
           -------                        -------------       ------------
Control with") shall mean the direct or indirect possession of ordinary voting
- ------------
power to elect a majority of the Board of Directors (or comparable body) of a Person.

          "Customer Deposits" shall have the meanings set forth in Section 5.9.
           -----------------

          "Damages" shall have the meaning set forth in Section 9.2(a).
           -------

          "Donruss Trademark License Agreements" shall have the meaning set
           ------------------------------------
forth in Section 6.7.

          "Excluded Assets" shall mean (i) all cash, cash equivalents,
           ---------------
certificates of deposit, notes, drafts, checks and similar instruments other than Customer Deposits; (ii) general books of account and books of original entry that comprise Seller's permanent or tax records and books and records that Seller is required to retain pursuant to any statute, rule or regulation or that do not relate primarily to the Business; (iii) intercompany account balances owed to Seller from any Affiliate of Seller; (iv) all insurance policies of Seller and all rights of Seller of every nature and description under or arising out of such insurance policies; (v) all license and other contracts not part of the definition of Assets; (vi) inventory which is not covered by the definition of Inventory or paragraph (e) of the definition of Assets; (vii) any and all assets and rights of Seller relating to interactive cards, interactive card games and entertainment cards except those relating to the Donruss name;
(viii) claims for refunds of Taxes (including, without limitation, Income Taxes); (ix) all past, present and future claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind to the extent relating to the operation of the Business prior to the Closing Date and except to the extent representing a defense or set-off with respect to claims that may be asserted against Purchaser; (x) prepaid insurance; (xi) all machinery and equipment; and (xii) all bank accounts maintained by Seller.

          "Excluded Inventory" shall mean the inventory not included in the
           ------------------
definition of Inventory or in paragraph (e) of the definition of Assets and any returns of inventory shipped by Seller prior to the Closing Date.

          "GAAP" shall have the meaning set forth in Section 3.3.
           ----

          "Governmental Authority" shall have the meaning set forth in Section
           ----------------------
3.5.

          "Gross Sales" shall mean "Gross Sales" (or an equivalent term used to
           -----------
denote the measure of sales by which royalties are computed) as used in the applicable Sports License Agreement, as the context requires.

          "Hockey Credit Returns" shall have the meaning set forth in Section
           ---------------------
5.12.

          "Hockey Sports Trading Cards" shall mean sports trading cards bearing
           ---------------------------
the LEAF or DONRUSS name and sold pursuant to the license agreements between Seller or Leaf and each of the National Hockey League Players Association and National Hockey League Enterprises, Inc.

          "HSR Act" shall have the meaning set forth in Section 3.4.
           -------

          "Income Taxes" shall mean (a) foreign, federal, state or local income
           ------------
or franchise taxes or other taxes imposed on or with respect to net income or capital, together with any interest or penalties or additions to tax imposed with respect thereto, and (b) any obligations under any agreements or arrangements with respect to any Income Taxes described in clause (a) above.

          "Income Tax Returns" shall mean foreign, federal, state or local Tax
           ------------------
Returns required to be filed with any Taxing Authority that include Seller and pertain to Income Taxes.

          "Indemnified Party" shall have the meaning set forth in Section 9.3.
           -----------------

          "Indemnifying Party" shall have the meaning set forth in Section 9.3.
           ------------------


          "Intellectual Property" shall have the meaning set forth in Section
           ---------------------
3.6(a).

          "Inventory" shall have the meaning set forth in the definition of
           ---------
Assets.

          "Inventory Payment" shall have the meaning set forth in Section 2.3.
           -----------------

          "License Agreements" shall have the meaning set forth in Section 3.12.
           ------------------

          "Leaf Trademark License Agreement" shall have the meaning set forth in
           --------------------------------
Section 6.7.

          "Liens" shall mean any lien, claim, charge, security interest,
           -----
mortgage, deed of trust, pledge, option, easement, limitation or other encumbrance, or any agreement to give any of the foregoing.

          "Material Adverse Effect" shall mean any effect on the Business that
           -----------------------
is either individually or in the aggregate, materially adverse to the business, operations, Assets or financial condition of Seller or the Business.

          "Net Sales" shall mean "Net Sales" (or an equivalent term used to
           ---------
denote the measure of sales by which royalties are computed) as used in the applicable Sports License Agreement, as the context requires.

          "NLS" shall mean November Lazar Scher, Inc.
           ---

          "Non-competition Fee" shall mean $5,000,000.
           -------------------

          "Parent" shall mean Huhtamaki Oy, a company organized under the laws
           ------
of Finland.

          "Payables Certificate" shall have the meaning set forth in Section
           --------------------
2.4.

          "Person" shall mean an individual, partnership, joint venture,
           ------
corporation, trust, unincorporated organization, limited liability company or other entity.

          "Product Concepts" shall mean concepts, ideas, artwork or other works
           ----------------
in process which are reduced to writing or other tangible form (including photographs, negatives, computer files or other electronic storage) or incorporated in prototypes created or prepared by or on behalf of Seller relating to the Business.

          "Purchase Price" shall have the meaning set forth in Section 2.3.
           --------------

          "Purchaser" shall have the meaning set forth in the introductory
           ---------
paragraph hereof.

          "Representatives" shall have the meaning set forth in Section 5.2.
           ---------------

          "Return Policy" shall have the meaning set forth in Section 3.11.
           -------------

          "Seller" shall have the meaning set forth in the introductory
           ------
paragraph hereof.

          "Shipment Schedule" shall have the meaning set forth in Section 3.9.
           -----------------

          "Sports License Agreements" shall mean the license agreements between
           -------------------------
Seller or Leaf and each of Major League Baseball Players Association, Major League Baseball Properties, Inc., the National Hockey League Players Association and National Hockey League Enterprises, Inc. listed on Schedule 3.12 attached hereto.

          "Tax" or "Taxes" shall mean (a) any and all taxes (whether federal,
           ---      -----
state, local or foreign), including, without limitation, gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, or property taxes, together with any interest, penalties or additions to tax imposed with respect thereto and (b) any obligations under any agreements or arrangements with respect to any Tax or Taxes described in clause (a) above.

          "Tax Returns" shall mean returns, reports and forms required to be
           -----------
filed with any Taxing Authority.

          "Taxing Authority" shall mean any governmental authority, domestic or
           ----------------
foreign, having jurisdiction over the assessment, determination, collection, or other imposition of any Tax.

          "Third Party Consents" shall have the meaning set forth in
           --------------------
Section 3.5.

          "Transfer Taxes" shall have the meaning set forth in Section 10.13.
           --------------

          "WARN Act" shall have the meaning set forth in Section 5.14.
           --------

                                   ARTICLE II

                           PURCHASE AND SALE OF ASSETS
                           ---------------------------

          Section 2.1    Purchase and Sale of Assets.  (a)  On the terms and
                         ---------------------------
subject to the conditions of this Agreement, at the Closing, Seller and Leaf will sell, assign, transfer, convey and deliver to Purchaser, and Purchaser will accept and purchase from Seller, the Assets.

          (b) On or prior to July 31, 1996, Purchaser shall (x) prepare and deliver to Seller copies of the royalty reports (certified by the Chief Financial Officer of Purchaser as true and correct) required to be delivered pursuant to the license agreements with each of the National Hockey League Players Association and National Hockey League Enterprises, Inc. listed on
Schedule 3.12 attached hereto with respect to the DONRUSS ELITE Hockey Sports Trading Cards and (y) pay to Seller by wire transfer of immediately available funds to an account designated by Seller an amount equal to 21.7% of the Net Sales from DONRUSS ELITE Hockey Sports Trading Cards by Purchaser prior to July 1, 1996 as reflected in such royalty reports less the aggregate amount, if any, of royalties paid or payable by the Purchaser with respect to such Net Sales.

          (c) On the Closing Date Purchaser shall also pay to Seller by wire transfer of immediately available funds to an account designated by Seller an amount (the "Minimum Royalty Payment") equal to the excess, if any, of (x) the Baseball Minimum Royalties over (y) 22% of Gross Sales from Baseball Sports Trading Cards during the period commencing on January 1, 1996 and ending on the Closing Date (the "Baseball Royalty Period"). At the Closing, Seller will provide a certificate to Purchaser, dated the Closing Date, certifying the amount of the Baseball Minimum Royalties and the Gross Sales of Baseball Sports Trading Cards recorded by Seller with respect to the Baseball Royalty Period.
If the aggregate minimum royalties paid by both Purchaser and Seller from January 1, 1996 to December 31, 1996 pursuant to the license agreements with each of Major League Baseball Players Association and Major League Baseball Properties, Inc. exceeds 22% of the aggregate of (i) Purchaser's Gross Sales of Baseball Sports Trading Cards and (ii) Seller's Gross Sales of Baseball Sports Trading Cards between such dates, then Seller shall pay to Purchaser an amount equal to the excess, if any, of (x) the aggregate of (i) minimum royalties paid by Purchaser from the Closing Date to December 31, 1996 and (ii) the Minimum Royalty Payment over (y) the Purchaser Percentage of Minimum Royalties (as defined below). As used in this section, "Purchaser Percentage of Minimum Royalties" shall equal the product of (A) the quotient of Purchaser's Gross Sales of Baseball Sports Trading Cards from the Closing Date to December 31, 1996 divided by the aggregate of Purchaser's and Seller's Gross Sales of Baseball Sports Trading Cards from January 1, 1996 to December 31, 1996 and (B) the minimum royalties paid by both Purchaser and Seller from January 1, 1996 to December 31, 1996 pursuant to the license agreements with each of Major League Baseball Players Association and Major League Baseball Properties, Inc. Purchaser agrees to provide Seller with reasonable documentation to enable Seller to verify any amounts payable under this Section 2.1(c) and Section 5.12, including without limitation copies of royalty reports submitted pursuant to the Sports License Agreements.


          Section 2.2    Excluded Assets.  Seller and Purchaser agree that
                         ---------------
Purchaser is only purchasing the Assets. Accordingly, at the Closing, Seller shall retain all of its right, title and interest in and to, there shall be excluded from sale, assignment or transfer to Purchaser hereunder, and the Assets shall not include any assets not included in the definition of Assets, including but not limited to the Excluded Assets.

          Section 2.3    Purchase Price.  In consideration of the transfer and
                         --------------
conveyance of the Assets to Purchaser, Purchaser shall (a) pay to Seller $27,500,000 (the "Closing Payment"), (b) assume the Assumed Liabilities and
(c) pay to Seller the amount, if any, by which the book value of the Inventory on the Closing Date, as determined in accordance with Section 2.4, exceeds $1,750,000 (the "Inventory Payment"); provided, however, that the Inventory
                                      --------  -------
Payment shall be reduced by the amount of any trade payables or other obligations for the purchase of such Inventory which are assumed by Purchaser on the Closing Date. The Closing Payment and the Non-competition Fee shall be paid at the Closing by bank wire transfer of immediately available funds to an account designated by Seller in writing to Purchaser at least two Business Days prior to the Closing. The Inventory Payment, if any, shall be paid on the second Business Day following delivery of the certificate of Seller's accountants to Purchaser as contemplated by Section 2.4, by wire transfer of immediately available funds to an account designated by Seller. The amount of the Closing Payment plus the amount of the Inventory Payment shall be referred to herein as the "Purchase Price."

          Section 2.4    Inventory Count.  (a) On the Closing Date, Seller shall
                         ---------------
cause its accountants, KPMG Peat Marwick LLP, to perform a physical count of the Inventory and determine the book value thereof on a basis consistent with Seller's past practices, as set forth on Schedule 2.4. Purchaser shall be entitled to have one or more of its Representatives present when such Inventory is counted. Seller shall deliver to Purchaser (x) a certificate of its accountants (the "Certificate") which certificate shall set forth the book value of the Inventory determined in accordance with the foregoing procedures and
(y) a certificate which shall set forth the estimated amount and description of any trade payables or other obligations for the purchase of such Inventory. Within 10 Business Days after the Closing Date, Seller shall deliver to Purchaser a certificate (the "Payables Certificate") which shall set forth the actual amount and description of any trade payables or other obligations for the purchase of such Inventory which are assumed by Purchaser on the Closing Date.

          (b) Unless Purchaser, within 10 Business Days of receipt of the Certificate, gives Seller a notice objecting to the book value of the Inventory set forth therein and specifying in reasonable detail the basis for such objection, the book value as set forth in the Certificate shall be considered accepted and binding upon Purchaser and Seller. If within 10 Business Days after receipt of the Certificate Purchaser gives a notice of objection to Seller, the dispute shall be submitted to the New York City office of one of the six largest firms of certified public accountants in the United States as agreed by Purchaser and Seller or, if they do not agree on the selection thereof, as designated by the American Arbitration Association in New York City, in either case from those of such six firms as are not then engaged by Purchaser, Seller or Leaf or any of their respective parents, for resolution. If issues in dispute are submitted to such accountants for resolution, (i) each party will furnish to the accountants such workpapers and other documents related to the dispute as the accountants may request and will be afforded the opportunity to present to the accountants and to discuss the determination with the accountants, (ii) the determination of the accountants shall be binding and conclusive on the parties, and (iii) Purchaser and Seller shall each bear one-half of the fees of the accountants for such determination.

          Section 2.5    Allocation of Purchase Price.  The Purchase Price shall
                         ----------------------------
be allocated in accordance with Section 1060 of the Code as Purchaser and Seller may agree prior to the Closing Date. In addition, Seller and Purchaser hereby undertake and agree to file timely any information that may be required to be filed pursuant to Treasury Regulations promulgated under Section 1060(b) of the Code. Neither Seller nor Purchaser shall file any tax return or other document or otherwise take any position which is inconsistent with the allocation determined pursuant to this Section 2.5.

          Section 2.6    Closing.  (a)  The closing of the transactions
                         -------
contemplated by this Agreement (the "Closing") shall take place at 10:00 a.m. on the latest to occur of (i) the second Business Day following the expiration of the waiting period under the HSR Act and (ii) the second Business Day after Purchaser gives Seller notice that it expects that the condition in Section 6.8 hereof shall be satisfied; provided, however, that the Closing shall not occur
                           --------  -------
later than May 31, 1996. The Closing shall occur at the offices of Kaye, Scholer, Fierman, Hays & Handler, LLP, 425 Park Avenue, New York, New York 10022, or at such other date and time as the parties may mutually agree. The date on which the Closing occurs is herein called the "Closing Date."

          (b) All of the actions taken and documents executed or delivered at the Closing shall be deemed to be taken, executed or delivered simultaneously, and no such action, execution or delivery shall be effective until all such actions to be taken and executions and deliveries to be accomplished are complete.

          Section 2.7    Further Assurances.  (a)  At any time and from time to
                         ------------------
time at and after the Closing, at the request and expense of Purchaser, Seller and Leaf shall execute and deliver or cause to be executed and delivered all such deeds, assignments, consents, and other documents, and take or cause to be taken all such other actions, as Purchaser reasonably deems necessary or desirable in order to (i) put Purchaser in actual possession or operating control of the Assets, (ii) more fully and effectively vest in Purchaser, or confirm its title to and possession of, the Assets or (iii) otherwise carry out the terms of this Agreement, but not including the payment of money, the incurrence of liabilities, or the modification of any right or obligation.

          (b) At any time and from time to time at and after the Closing, at the request and expense of Seller, Purchaser shall execute and deliver or cause to be executed and delivered, all such documents, and take or cause to be taken all such other actions, as Seller reasonably deems necessary or desirable in order to more fully and effectively divest Seller of the Assumed Liabilities and incidents of ownership of the Assets or otherwise carry out the terms of this Agreement.


                                   ARTICLE III

                       REPRESENTATIONS OF SELLER AND LEAF
                       ----------------------------------

          Seller and Leaf jointly and severally represent and warrant as follows:

          Section 3.1    Organization of Seller and Leaf.  Each of Seller and
                         -------------------------------
Leaf is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware with the corporate power and authority to make, execute, deliver and perform this Agreement and, with respect to Leaf, the Leaf Trademark License Agreement, and the other documents to be executed and delivered by them pursuant to this Agreement, and to perform their respective obligations hereunder and thereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of each of Seller and Leaf. This Agreement has been, and upon execution thereof the Leaf Trademark License Agreement and the Donruss Trademark License Agreements will have been, duly executed and delivered by each of Seller and Leaf and constitutes or will constitute the valid, binding and enforceable obligation of each of Seller and Leaf, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other similar laws affecting creditors' rights generally from time to time in effect and to general equitable principles.

          Section 3.2    Corporate Power.  Seller has all requisite corporate
                         ---------------
power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Seller is duly qualified or licensed as a foreign corporation to do business and is in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified or licensed could not reasonably be expected to have a Material Adverse Effect.

          Section 3.3    Financial Statements.  Seller has heretofore furnished
                         --------------------
Purchaser with an unaudited statement of net operating assets (the "Balance Sheet") of the Business as at December 31, 1995. The Balance Sheet was prepared in accordance with United States generally accepted accounting principles ("GAAP") and fairly presents in all material respects the financial condition of Seller at such date; provided, however, that there are no notes to such
                     --------  -------
statement.

          Section 3.4    No Violations.  Except as set forth in Schedule 3.4 or
                         -------------
Schedule 3.5(a) attached hereto and assuming all filings required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") are duly made and the waiting period thereunder has been terminated or has ex-pired, the execution and delivery of this Agreement by Seller and Leaf and the consummation of the transactions contemplated hereby (a) will not violate any provision of the Certificate of Incorporation or By-Laws or any other organizational documents of Seller and Leaf, (b) will not violate any statute, rule, regulation, order or decree of any public body or authority by which it is bound and (c) will not result in a violation or breach of, or constitute a default under, any license, franchise, permit, indenture, agreement or other instrument to which Seller or Leaf is bound, except in the case of (c) for such violations, breaches or defaults that do not relate to the Sports License Agreements and could not reasonably be expected to otherwise result in a Material Adverse Effect.

          Section 3.5    Consents.  (a)  Except as described in Schedule 3.5(a)
                         --------
attached hereto, no consent, authorization, order or approval of, filing or registration with, or notice to, any United States federal, state and foreign governmental commission, board or other regulatory body or agency (each a "Governmental Authority"), and (b) except as described in Schedule 3.5(b) attached hereto, no consent, authorization, approval, waiver, order, license, certificate or permit or act of or from, or notice to, any party to any mortgage, indenture, lease, franchise license, permit, agreement or instrument (collectively, "Third Party Consents") to which Seller is a party or by which any of its assets or properties are bound, is required for the execution and delivery of this Agreement by Seller and Leaf and the consummation by Seller and Leaf of the transactions contemplated hereby.

          Section 3.6    Intellectual Property.  (a)  Set forth in Schedule
                         ---------------------
3.6(a) attached hereto is a list of the material domestic and foreign patents, patent applications, trade names, trademarks, service marks, trademark registrations and applications, service mark registrations and applications, copyright registrations and applications owned by Seller or Leaf, which are used in the Business (collectively, the "Intellectual Property"). Unless otherwise noted in Schedule 3.6(a), Seller or Leaf owns the entire right, title and interest in and to the Intellectual Property (including, without limitation, the exclusive right to use and license the same) and each item constituting part of the Intellectual Property has been, to the extent indicated in Schedule 3.6(a), duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or such other government entity, domestic or foreign, as is indicated in Schedule 3.6(a) and such registrations, filings and issuances remain in full force and effect. To the knowledge of Seller and Leaf, except as stated in
Schedule 3.6(a), there are no pending proceedings or litigation or other adverse claims made in writing affecting or with respect to the Intellectual Property.

          (b) Schedule 3.6(b) hereto is a complete and accurate list of all Persons (other than NLS or salaried employees of Leaf or Seller) that Seller and Leaf have since July 1, 1995 employed or contracted with in connection with the research, development and creation of new products relating to the Business, regardless of whether such new products were or will be placed into production or distribution. Except as set forth on Schedule 3.6(b) hereto, Seller and, to the extent relating to the Business, Leaf have not entered into any agreement, written or otherwise, granting any rights of ownership or use to any of the Intellectual Property, including but not limited to Product Concepts now or previously existing, to any Person. Neither Seller or Leaf has any knowledge of any claim that any product, activity or operation of Seller or Leaf, to the extent relating to the Business, infringes upon or has resulted in the infringement of any patent, trademark, copyright or other similar right of any other Person; and no proceedings have been instituted, are pending or are threatened which challenge the rights of Seller with respect thereto. Neither Seller nor Leaf has given nor is bound by any agreement of indemnification for any patent, trademark, copyright or other similar right as to any property manufactured, used or sold by Seller in connection with the Business.

          Section 3.7    Compliance with Law; Permits.  Except as set forth in
                         ----------------------------
Schedule 3.7 attached hereto, the Business is being conducted in compliance with all laws, ordinances and regulations of any Governmental Authorities applicable to it, except to the extent the failure to comply could not reasonably be expected to result in a Material Adverse Effect. All governmental approvals, permits and licenses required by it in connection with the conduct of its business have been obtained and are in full force and effect and are being complied with in all material respects.

          Section 3.8    Broker's or Finder's Fees.  No agent, broker, person or
                         -------------------------
firm retained by the Seller, Leaf or Parent is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Affiliate of any of the parties hereto, in connection with any of the transactions contemplated herein.

          Section 3.9    1996 Shipment Schedule.  Schedule 3.9 sets forth a
                         ----------------------
schedule of the anticipated shipment dates during 1996 for each of Seller's product lines relating to the Inventory (the "Shipment Schedule"). The Shipment
Schedule is accurate and complete in all material respects and fairly reflects the dates upon which shipment of Seller's product lines is anticipated by the market. As of the date of this Agreement, nothing has come to the attention of Seller or Leaf that would render the Shipment Schedule unrealistic or materially inaccurate.

          Section 3.10   Brokers.  Schedule 3.10 sets forth a schedule of all
                         -------
brokers with which Seller has a relationship as of the date of this Agreement, contractual or otherwise, to the extent relating to the Business. Set forth on
Schedule 3.10 are the material terms and conditions of such relationship and any changes to the terms or conditions that would be triggered by the consummation of the transactions contemplated herein.

          Section 3.11   Return Policy.  Schedule 3.11 sets forth the Seller's
                         -------------
policy on customer product returns to the extent relating to the Business as in effect on the date of this Agreement (the "Return Policy"). Since January 1, 1995, Seller has not in connection with the Business accepted customer product returns on a basis materially different from the Return Policy.

          Section 3.12   License Royalties.  All royalties due as of the Closing
                         -----------------
Date (or to become due after the Closing Date based on sales made prior to the Closing Date) for sales made by Seller or Leaf, to the extent relating to the Business, prior to the Closing under the license agreements listed on
Schedule 3.12 (the "License Agreements") have been paid or will be paid by Seller.

          Section 3.13   Title; Sufficiency of Assets.  Except as described in
                         ----------------------------
Schedule 3.13(a), Seller owns the Assets, free and clear of all Liens. Except as described in Schedule 3.13(b), the Assets constitute all the material assets used by Seller in the conduct of the Business.

          Section 3.14   Contracts and Commitments.  (a)  Schedule C and
                         -------------------------
Schedule 3.14 list (i) all written contracts or arrangements of Seller or Leaf (other than contracts with NLS), to the extent relating to the Business, that involve either an unperformed commitment in excess of $25,000 or that terminate more than one year from the date hereof; and (ii) all other agreements or commitments of or to which Seller or Leaf is a party or to which either may be bound or subject, to the extent relating to the Business, not made in the ordinary course of business or that are material to the Business (all of the foregoing, including such contracts and commitments set forth in other Schedules to this Agreement, are hereinafter collectively referred to as "Commitments"). True, correct and complete copies of the Commitments have heretofore been delivered to Purchaser. There are no existing defaults, events of default or events, occurrences or acts that, with the giving of notice or lapse of time or both, would constitute defaults, and no penalties have been incurred nor are amendments pending, with respect to Commitments, except as described in
Schedule 3.12 or any other Schedule hereto, except for defaults that do not relate to the license agreements listed on Schedule 3.14 and would not otherwise result in a Material Adverse Effect. The Sports License Agreements and, to the knowledge of Seller and Leaf, all other Commitments are in full force and effect and are valid and enforceable obligations of the parties thereto in accordance with their terms, and no defenses, off-sets or counterclaims have been asserted or, to the best of the knowledge of Seller and Leaf, may be made by any party thereto, nor has Seller waived any material rights thereunder, except as described in Schedule 3.14 or any other Schedules hereto. Since July 1, 1995, Seller has extended no discounts, promotions or other special terms or conditions to any current or former customer, other than such discounts, promotions and terms offered in the ordinary course of business (as described on Schedule 3.14) or as otherwise set forth in Schedule 3.14.

          (b) Except as contemplated herein, Seller and Leaf have not received notice of any plan or intention of any other party to any Commitment included in the Assets to exercise any right to cancel or terminate any Commitment included in the Assets, and Seller and Leaf do not know of no fact that would justify the exercise of such right. Seller and Leaf do not currently contemplate, nor have reason to believe any other Person currently contemplates, any amendment or change to any Commitment included in the Assets. Except as listed in
Schedule 3.14, to the knowledge of Seller and/or Leaf, none of the licensors, - customers, vendors or suppliers of Seller as of the date of this Agreement has refused, or communicated that it will refuse, to license, represent, purchase or supply goods or services, as the case may be, or has communicated that it will substantially reduce the amounts of goods or services that it is willing to purchase from, or sell to, Seller, in each case to the extent related to the Business.

          Section 3.15   Inventory.  All Inventory is of good, usable and
                         ---------
saleable quality in the ordinary course of business of Seller. All Inventory is stated at the lower of cost or net realizable value on a first-in, first-out basis.

          Section 3.16   Sales Documents and Invoices.  Seller has previously
                         ----------------------------
provided Purchaser with true and complete copies of all standard order forms, solicitations to buy, invoices and other forms used by Seller or Leaf, to the extent relating to the Business, in connection with sales to Seller's customers.

          Section 3.17   Customers and Suppliers.  (a)  Schedule 3.17(a) sets
                         -----------------------
forth the names and addresses of all retail and hobby customers of Seller to the extent relating to the Business that ordered goods and services from Seller during the twelve-month period ended December 31, 1995 and the amount for which each such customer was invoiced during such period.

          (b) Schedule 3.17(b) sets forth the names and addresses of all suppliers from which Seller or Leaf, to the extent relating to the Business, ordered raw materials, supplies, merchandise and other goods and services during the twelve-month period ended December 31, 1995 and the amount for which each such supplier invoiced the Company during such period.

          Section 3.18   Disclaimer of Other Representations and Warranties.
                         --------------------------------------------------
Seller and Leaf do not make, and have not made, any representations or warranties relating to Seller or Leaf, their respective businesses, operations or assets or otherwise in connection with the transactions contemplated hereby other than those expressly set forth in this Article III.

          Section 3.19   Tax Representations and Warranties.  All material Tax
                         ----------------------------------
Returns for all periods ending on or before, or including, the Closing Date that are or were required to be filed by, or with respect to, Seller, either separately or as a member of an affiliated group of corporations, have been or will be filed on a timely basis in accordance with the laws, regulations and administrative requirements of each Taxing Authority. Seller and Leaf have paid or will pay all material Taxes due for all periods ending on or before, or including, the Closing Date, including, without limitation, all Taxes reflected on the Tax Returns referred to in this

Section 3.19 except Transfer Taxes to be paid as provided in Section 10.13 hereof and such Taxes, if any, that are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP consistently applied) have been provided. All material Taxes that the Seller is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the appropriate Taxing Authority. No portion of the Assets is property that Seller or Purchaser is or will be required to treat as being owned by another Person pursuant to the provisions of
Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or is "tax-exempt use property" within the meaning of Section 168(h)(i) of the Code.


                                   ARTICLE IV

                          REPRESENTATIONS OF PURCHASER
                          ----------------------------

          Purchaser represents and warrants as follows:

          Section 4.1    Existence and Good Standing of Purchaser. Purchaser is
                         ----------------------------------------
a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has the corporate power and authority to make, execute, deliver and perform this Agreement, the Leaf Trademark License Agreement and the Donruss Trademark License Agreements, and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by all requisite corporate action of Purchaser. This Agreement has been, and upon execution thereof, the Leaf Trademark License Agreement and the Donruss Trademark License Agreements will have been, duly executed and delivered by Purchaser and constitutes or will constitute valid, binding and enforceable obligations of Purchaser, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other similar laws affecting creditors' rights generally from time to time in effect and to general equitable principles.

          Section 4.2    No Violations.  Except as set forth in Schedule 4.2 or
                         -------------
Schedule 4.3(a) attached hereto, and assuming all filings required by the HSR Act are duly made and the waiting period thereunder has been terminated or expired, the execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby (a) will not violate any provision of the Certificate of Incorporation or By-Laws of Purchaser, (b) will not violate any statute, rule, regulation, order or decree of any public body or authority by which Purchaser or any of its properties or assets is bound and
(c) will not result in a violation or breach of, or constitute a default under, any license, franchise, permit, indenture, agreement or other instrument to which Purchaser is a party, or by which Purchaser or any of its properties or assets is bound, except in the case of (c) for such violations, breaches or defaults that could not reasonably be expected to result in a Material Adverse Effect.

          Section 4.3    Consents.  (a) Except as described in Schedule 4.3(a),
                         --------
no consent, authorization, order or approval of, filing or registration with, or notice to, any Governmental Authority and (b) except as described in
Schedule 4.3(b), no Third Party Consent to which Purchaser is a party or by which any of its property or assets is bound is required for the execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby.

          Section 4.4    Financing.  Purchaser has provided to Seller a true and
                         ---------
correct copy of the commitment letter it received from Merrill Lynch to arrange a loan facility for Purchaser. Assuming the availability to Purchaser of the facility referred to in such letter, Purchaser will have sufficient funds to pay the Purchase Price and the Non-competition Fee.

          Section 4.5    Broker's or Finder's Fees.  No agent, broker, person or
                         -------------------------
firm retained by Purchaser is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Affiliate of any of the parties hereto, in connection with any of the transactions contemplated herein.


                                    ARTICLE V

                                    COVENANTS
                                    ---------

          Section 5.1    Conduct of Business.  During the period from the date
                         -------------------
of this Agreement to the Closing Date and except as otherwise contemplated or expressly required or permitted by this Agreement, Seller agrees to conduct the
Business in the ordinary and usual course.   Notwithstanding the immediately
preceding sentence, pending the Closing Date and except as may be first approved by Purchaser or as is otherwise permitted or required by this Agreement, Seller agrees to:

          (a)  refrain from granting any Lien in any of the Assets;

          (b) refrain from transferring or granting any right under any Intellectual Property;

          (c) refrain from (i) entering into any contract or commitment except contracts and commitments in the ordinary course of business, (ii) cancelling or waiving any claims or rights of substantial value and (iii) taking or failing to take any action that would cause or permit the representations and warranties made in Article III hereof to be inaccurate in any material respect at the time of Closing; and

          (d)  not agree, whether or not in writing, to do any of the foregoing.

          Section 5.2    Exclusive Dealing.  During the period from the date of
                         -----------------
this Agreement through the earlier of termination pursuant to Article VIII and the Closing, to the extent relating to the Business, Leaf and Seller will not, and will not authorize or permit any of their respective Affiliates, officers, employees, counsel, accountants, financial advisors, consultants and other representatives (as to each party, collectively, "Representatives") to, take, directly or indirectly, any action to initiate, assist, solicit, negotiate, encourage, accept or otherwise pursue any offer or inquiry from any Person (i) to engage in any Business Combination other than the transactions contemplated hereby or
(ii) to reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or otherwise attempt to consummate, any Business Combination other than such transactions. For purposes hereof, "Business Combination" means any (x) merger, consolidation, business combination or similar transaction to which Seller is a party to the extent relating to the Business, and (y) any sale, dividend or other disposition of all or any material portion of the assets and properties of Seller to the extent relating to the Business, other than as permitted by this Agreement.

          Section 5.3    Review of Seller.  Prior to the Closing Date, Seller
                         ----------------
will provide Purchaser and its Representatives with access, upon reasonable prior written notice, (a) to its employees, (b) to the Assets and its properties, contracts, books and records relating to the Business and (c) to all such other information and data concerning the Business as are reasonably requested by Purchaser. The parties hereto acknowledge that Purchaser and Parent have entered into a Confidentiality Agreement dated December 20, 1995, relating to information provided or made available to Purchaser and its Representatives pursuant to this Section 5.3 (the "Confidentiality Agreement") and that such information shall be held by Purchaser accordance with the terms thereof.

          Section 5.4    Reasonable Best Efforts.  Each of the parties agrees to
                         -----------------------
use its reasonable best efforts to take, or cause to be taken, all action to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, but not limited to, (a) compliance with the HSR Act in all respects (including the filing of a notification and report form), (b) the obtaining of all necessary waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including, but not limited to, filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain any approval or waiver from, or to avoid any action or proceeding by, any Governmental Authority, (c) the obtaining of all necessary Third Party Consents and (d) the defending of any lawsuits or any other legal proceedings whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby including, without limitation, seeking to have any temporary restraining order entered by any court or administrative authority vacated or reversed. Notwithstanding the foregoing, in no event shall Purchaser be required to effect or agree or consent to any divestiture, hold separate any of its assets or the Assets to be acquired from Seller or take similar action to make effective the transactions contemplated by this Agreement.

          Section 5.5    Books and Records; Confidentiality.   (a)  Purchaser
                         ----------------------------------
will retain all books, records and other documents, or copies thereof, and all electronically archived data, pertaining to the Business in existence on the Closing Date that are delivered to Purchaser by Seller and will make the same available after the Closing Date for inspection and copying by Seller or any Affiliate of Seller at Seller's expense during the normal business hours of Purchaser upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed by Purchaser prior to the seventh anniversary of the Closing Date and, thereafter, without first advising Seller in writing and giving Seller a reasonable opportunity to obtain possession thereof. Without limiting the generality of the foregoing, Purchaser will make available to Seller, the Affiliates of Seller and their respective Representatives all information deemed necessary or desirable by Seller or such Affiliates in preparing their respective financial statements, tax returns and conducting any audits in connection therewith.

          (b) Leaf and Seller agree that they shall, and shall use reasonable efforts to cause their respective officers and all their other Affiliates, employees, auditors, attorneys, consultants, advisors and agents to, hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law and after prior written notice to Seller, all confidential information relating to the Business in its possession and will not release or disclose such confidential information to any other Person, except to its auditors, attorneys, financial advisors and other consultants, agents and advisors; provided that the foregoing obligations shall
                                  --------
not apply to any such information which comes into the public domain otherwise than through any action in contravention of this paragraph or as may be required to be disclosed by law or regulation.

          (c) Seller will retain all books, records and other documents, or copies thereof, and all electronically archived data, pertaining to the Business in existence on the Closing Date that are not delivered to Purchaser by Seller and will make the same available after the Closing Date for inspection and copying by Purchaser or any Affiliate of Purchaser at Purchaser's expense during the normal business hours of Seller upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed by Seller prior to the seventh anniversary of the Closing Date and, thereafter, without first advising Purchaser in writing and giving Purchaser a reasonable opportunity to obtain possession thereof. Without limiting the generality of the foregoing, Seller will make available to Purchaser, the Affiliates of Purchaser and their respective Representatives all information deemed necessary or desirable by Purchaser or such Affiliates in preparing their respective financial statements, tax returns and conducting any audits in connection therewith.

          Section 5.6    Public Announcements.  No news release or other public
                         --------------------
announcement pertaining to the transactions contemplated by this Agreement shall be made by or on behalf of any party hereto without the prior written consent of the other parties hereto, except for such public disclosure as may be necessary for the party proposing to make the disclosure (a) not to be in violation of or default under any applicable law, regulation or governmental order or (b) to maintain satisfactory relationships with licensors and other persons currently having business relationships with it.

          Section 5.7    Seller's Name.  Promptly after the Closing, Seller
                         -------------
agrees to change its corporate name to eliminate "Donruss" from such name.

          Section 5.8    Non-Competition with the Business.  In consideration of
                         ---------------------------------
the Non-competition Fee, Seller agrees that for a period of three years from the Closing Date it shall not, and it shall not permit Leaf, Parent or its other Affiliates to, directly or indirectly, engage in or assist others to engage in the Business; provided, however, that this provision shall not prohibit Seller,
              --------  -------
Leaf, Parent or its other Affiliates from (a) acquiring, solely as an investment, securities of any Person listed on a national securities exchange or regularly traded in the over-the-counter market if Seller, Leaf, Parent or its other Affiliates do not own, collectively, one percent or more of any class of securities of such Person, (b) engaging in the entertainment card and interactive card game business, (c) selling or otherwise disposing of Excluded Inventory or (d) manufacturing, selling or distributing sports trading cards which feature hockey players who appear in Scandinavian hockey leagues and which do not identify any persons appearing on such cards as playing in, and do not use or depict any symbols, marks, uniforms or other intellectual property of, the National Hockey League, the National Basketball Association, Major League Baseball, the National Football League or NASCAR or any member thereof.

          Section 5.9    Remittance of Deposits.  On the Closing Date, Seller
                         ----------------------
shall remit to Purchaser any and all deposits received by Seller relating to merchandise ordered prior to the Closing Date, but which are of a series that has not begun to be shipped on the Closing Date (the "Customer Deposits").

          Section 5.10   Manner of Sale of Excluded Inventory.  Purchaser agrees
                         ------------------------------------
that from and after the Closing Seller and/or Leaf shall have the right to sell sports trading cards that constitute Excluded Inventory in a reasonable manner. Notwithstanding the foregoing, no sports trading cards that constitute Excluded Inventory may be sold (a) except in such manner as Purchaser determines, in its sole discretion, will not in any way interfere with, disparage or diminish in any material respect the reputation of Purchaser's business, trademarks or products, including, but not limited to, the Business and (b) until Seller receives Purchaser's express written approval to each disposition of Excluded Inventory, such approval not to be unreasonably withheld or delayed. However, such prior approval shall not be required for disposition of such Excluded Inventory in the manner set forth in Schedule 5.10.

          Section 5.11   Release of Certain Obligations.   Prior to the Closing
                         ------------------------------
Date, Purchaser, Seller and Leaf will endeavor in good faith to persuade each of Major League Baseball Players Association, Major League Baseball Properties, Inc., National Hockey League Players Association and National Hockey League Enterprises, Inc., to release Parent and Leaf, effective upon the Closing Date, from any continuing obligations under the License Agreements listed on
Schedule 3.12 attached hereto.

          Section 5.12   Returns.   From time to time following the Closing
                         -------
Date, Seller and/or Leaf may receive returns of Baseball Sports Trading Cards products sold by Seller or Leaf prior to the Closing Date ("Baseball Credit Returns") and/or returns of Hockey Sports Trading

Cards products sold by Seller or Leaf prior to the Closing Date ("Hockey Credit Returns"). Within 15 days after the end of each calendar month, commencing with the first calendar month subsequent to the Closing Date, Seller or Leaf will deliver to Purchaser a certificate setting forth in reasonable detail the amount of Baseball Credit Returns and Hockey Credit Returns received by Seller and/or Leaf during the previous calendar month and the Net Sales represented thereby, together with a copy of the return authorizations received from customers during such periods. Within five Business Days following receipt of each such certificate, Purchaser will pay to Seller, by wire transfer of immediately available funds to the bank account of Seller or Leaf as designated in such certificate, an amount equal to 22% of the Net Sales related to Baseball Credit Returns and 21.7% of the Net Sales related to Hockey Credit Returns, but only to the extent that such Baseball Credit Returns or Hockey Credit Returns reduce the percentage royalties currently payable by the Purchaser below the amounts that would be payable but for such returns (i.e., Purchaser shall only be obligated to make such payment in the event that its Net Sales are no less than the amount at which percentage royalties would exceed minimum royalties).

          Section 5.13   Customer Communication.  From and after the Closing
                         ----------------------
Date, Seller and Purchaser shall notify customers of Seller and/or Leaf who are also customers of Purchaser in a manner reasonably acceptable to both Seller and Purchaser.

          Section 5.14   Employees.  (a)  Purchaser shall have no obligation to
                         ---------
offer employment to any of Seller's employees, and shall do so only as and if it determines to do so in its sole discretion.

          (b) Seller shall be liable to, and shall pay and Purchaser shall have no liability or obligation to pay, Seller's employees whose employment is terminated in connection with the transactions contemplated by this Agreement for wages, severance, benefits and other obligations of any kind whatsoever, except to the extent such liabilities or obligations arise from Purchaser's employment of any such individuals after the Closing Date.

          (c) Seller shall provide any notice to its employees which may be required pursuant to the Federal Workers Adjustment and Retraining Notification Act of 1988 ("WARN Act") or any similar applicable law and shall bear any liability or obligation that may accrue to Seller's employees under the WARN Act or any similar applicable law.

          Section 5.15   Return Policy.  Prior to the Closing, Seller shall not
                         -------------
make any changes in, or accept customer product returns on a basis materially different from, the Return Policy.

          Section 5.16   New Series.  Seller shall not, without the prior
                         ----------
written consent of Purchaser, begin the shipment of any series of sports trading cards after the date hereof, except for 1996 Leaf Baseball Series 1.

          Section 5.17   Packaging Services.  Leaf shall provide to Purchaser
                         ------------------
packaging and finishing services of the type previously provided to Seller by Leaf with respect to Leaf

Hockey products scheduled to begin shipment in May 1996 on terms consistent with past practice. Within one week of the date of this Agreement, Purchaser shall notify Leaf if it wishes Leaf to provide packaging and finishing services for any other products scheduled to be shipped within 30 days after the Closing Date. If Purchaser so desires, Purchaser and Leaf shall negotiate in good faith the basis on which such services will be furnished.


                                   ARTICLE VI

                      CONDITIONS TO PURCHASER'S OBLIGATIONS
                      -------------------------------------

          The obligations of Purchaser to consummate the transactions contemplated by this Agreement is conditioned upon the satisfaction or waiver, at or prior to the Closing, of the following conditions:

          Section 6.1    No Material Adverse Change.  From December 31, 1995 to
                         --------------------------
the Closing Date, there shall not have occurred or become known any event or circumstance which has had a Material Adverse Effect.

          Section 6.2    Opinion of Seller's Counsel.  Seller shall furnish
                         ---------------------------
Purchaser with an opinion, dated the Closing Date, of White & Case to the effect set forth in Section 3.1.

          Section 6.3    Representations and Warranties.  The representations
                         ------------------------------
and warranties of Seller and Leaf contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and each of Seller and Leaf shall have delivered to Purchaser a certificate, dated the Closing Date, to such effect.

          Section 6.4    Performance of Agreements.  All of the agreements of
                         -------------------------
Seller to be performed at or prior to the Closing pursuant to the terms hereof shall have been duly performed in all material respects, and Seller shall have delivered to Purchaser a certificate, dated the Closing Date, to such effect.

          Section 6.5    No Injunction.  No court or other government body or
                         -------------
public authority shall have issued an order which shall then be in effect
(a) restraining or prohibiting the completion of the transactions contemplated hereby, (b) restricting in any material respect Purchaser's ability to deal with the Assets or operate the Business after the Closing or (c) requiring the Purchaser to divest or hold separate all or any portion of the Assets.

          Section 6.6    Governmental Approvals.  All consents and approvals
                         ----------------------
from Governmental Authorities (including the expiration of applicable waiting periods under the HSR Act) necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

          Section 6.7    Ancillary Documents.  Seller and/or Leaf shall have
                         -------------------
duly executed and delivered to Purchaser the following agreements:

            (i) the Leaf Trademark License Agreement substantially in the form attached hereto as Exhibit 1 (the "Leaf Trademark License Agreement");

           (ii) the Bill of Sale in respect of the Assets substantially in the form attached hereto as Exhibit 2; and

          (iii) the Donruss Trademark License Agreements substantially in the forms attached hereto as Exhibit 3 (the "Donruss Trademark License Agreements").

          Section 6.8    Third Party Consents.  The Third Party Consents listed
                         --------------------
on Schedule 3.5(b) shall have been received in form and substance reasonably satisfactory to Purchaser.


                                   ARTICLE VII

                       CONDITIONS TO SELLER'S OBLIGATIONS
                       ----------------------------------

          The obligations of Seller to consummate the transactions contemplated by this Agreement is conditioned upon satisfaction or waiver, at or prior to the Closing, of the following conditions:

          Section 7.1    Opinion of Purchaser's Counsel.  Purchaser shall have
                         ------------------------------
furnished Seller with an opinion, dated the Closing Date, of Kaye, Scholer, Fierman, Hays & Handler, LLP, to the effect set forth in Section 4.1.

          Section 7.2    Representations and Warranties.  The representations
                         ------------------------------
and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and Purchaser shall have delivered to Seller a certificate, dated the Closing Date, to such effect.

          Section 7.3    Performance of Agreements.  All of the agreements of
                         -------------------------
Purchaser to be performed at or prior to the Closing pursuant to the terms hereof shall have been duly performed in all material respects, and Purchaser shall have delivered to Seller a certificate, dated the Closing Date, to such effect.

          Section 7.4    No Injunction.  No court or other government body or
                         -------------
public authority shall have issued an order which shall then be in effect restraining or prohibiting the completion of the transactions contemplated hereby.

          Section 7.5    Governmental Approvals.  All consents and approvals
                         ----------------------
from Governmental Authorities (including the expiration of applicable waiting periods under the HSR Act) necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

          Section 7.6    Ancillary Documents.  Purchaser shall have duly
                         -------------------
executed and delivered to Seller the following:

            (i)     the Leaf Trademark License Agreement;

           (ii) the Assumption Agreement in respect of the Assumed Liabilities substantially in the form attached hereto as
                    Exhibit 5; and

          (iii)     the Donruss Trademark License Agreements.

          Section 7.7    Third Party Consents.  The Third Party Consents listed
                         --------------------
on Schedule 3.5(b) shall have been received.

          Section 7.8    Tennessee Sales Tax Exemption.  Purchaser shall have
                         -----------------------------
delivered to Seller a resale certificate regarding the exemption of the Inventory from Tennessee sales tax.


                                  ARTICLE VIII

                              EVENTS OF TERMINATION
                              ---------------------

          Section 8.1    Termination.  This Agreement may be terminated and the
                         -----------
transactions contemplated hereby abandoned at any time prior to the Closing
Date:

          (a)  by mutual written consent of Seller, Leaf and Purchaser;

          (b) by either Seller or Leaf, on the one hand, or Purchaser, on the other hand, upon written notice given to the other party in the event of a breach or default in any material respect in the performance by such other party of any representation, warranty, covenant or agreement contained in this Agreement which breach or default has not been, or cannot be, cured within 30 days after written notice of such breach or default, describing such breach or default in reasonable detail, is given by the terminating party to the breaching or defaulting party, assuming such breach is capable of cure;

          (c) by Purchaser or Seller upon written notice to the other party in the event that any Governmental Authority (including any court of competent jurisdiction) the consent of which is necessary for the consummation of the transactions contemplated hereby shall have issued an order, decree or ruling or taken any other official action enjoining or otherwise prohibiting the transactions contemplated by this Agreement or denying approval of any application or notice for approval to consummate such transactions, and such order, decree, ruling or other action shall have become final and non-appealable; or

          (d) by Purchaser or Seller upon written notice given to the other party in the event that the Closing shall not have taken place on or before May 31, 1996, provided that the failure of the Closing to occur on or before such date is not the result of a breach of any covenant, agreement, representation or warranty hereunder by the party seeking such termination.

          Section 8.2    Effect of Termination.  In the event of the termination
                         ---------------------
of this Agreement as provided above, this Agreement (other than this Section) shall become void and of no further force and effect and, other than in the event of a termination pursuant to Section 8.1(b) as a result of a willful breach or default by the non-terminating party, there shall be no duties, liabilities or obligations of any kind or nature whatsoever on the part of either party hereto to the other party based either upon this Agreement or the transactions contemplated hereby, except that the obligations of the parties referred to in Sections 3.8, 4.5 and 10.1 shall continue to apply following any such termination of this Agreement. In the event of the termination of this Agreement pursuant to Section 8.1(b) as a result of a willful breach or default by the non- terminating party, the terminating party shall be indemnified by the other party and shall have the right to sue the other party for any and all Damages sustained or incurred as a result of such termination.


                                   ARTICLE IX

                     SURVIVAL OF REPRESENTATIONS: INDEMNITY
                     --------------------------------------

          Section 9.1    Survival of Representations.  The respective
                         ---------------------------
representations and warranties of Seller and Purchaser contained in this Agreement shall survive the Closing and any investigation made by any party; provided, however, that no claim for indemnification may be made with respect to
- --------  -------
any breach of a representation or warranty unless notice of such claim is given on or before the first anniversary of the Closing Date.

          Section 9.2    Indemnification.  (a)  Leaf and Seller hereby agree,
                         ---------------
jointly and severally, to indemnify and hold Purchaser and its shareholders, officers, directors, Affiliates and agents, and any successors thereto harmless from damages, losses or expenses (including, without limitation, reasonable attorneys' fees and expenses) ("Damages") incurred or suffered as a result of or arising out of or in connection with (i) the failure of any representation or warranty made by Seller or Leaf in this Agreement to be true and correct in all material respects as of the Closing Date, (ii) any claim made against Purchaser with respect to any liabilities of Seller or Leaf, or which arise from the operation of the Business prior to Closing, other than the Assumed Liabilities,
(iii) any offset of, deduction from or credit against accounts receivable whether or not purchased hereunder by customers of Seller and/or Leaf who are also customers of Purchaser, including, without limitation, those offsets, deductions and credits resulting from the return of any products sold by Seller or Leaf prior to or after the Closing Date and (iv) any claims for commission or broker's or finder's fees by American Consulting Corporation or its principal, Mr. James F. Echeandia, excluding any such commissions or fees that are finally determined by a court of competent jurisdiction to be payable by Purchaser to either American Consulting Corporation or Mr. James F. Echeandia by reason of any action of or commitment made by Purchaser or any Affiliate of Purchaser; provided, however, that
                                                 --------  -------
(x) Leaf and Seller shall not be liable under clause (i) of this Section 9.2(a) unless the aggregate amount of Damages with respect to matters referred to therein exceeds $250,000 and then only to the extent of such excess and (y) the aggregate liability of Seller and Leaf under clause (i) of this Section 9.2(a) shall not exceed $5,000,000; and provided, further, that there shall be no
                                 --------  -------
minimum or maximum with respect to clauses (ii), (iii) and (iv) of this Section 9.2(a) and Leaf and Seller shall be liable under clauses (ii), (iii) and (iv) for all Damages with respect to matters referred to therein.

          (b) Purchaser hereby agrees to indemnify and hold Seller, Leaf and their respective shareholders, officers, directors, Affiliates and agents, and any successors thereto, harmless from any and all Damages incurred or suffered as a result of or arising out of or in connection with (i) the failure of any representation or warranty made by Purchaser pursuant to this Agreement to be true and correct in all material respects as of the Closing Date and (ii) any claim made with respect to Purchaser's failure to perform any Assumed Liability; provided, however, that (x) Purchaser shall not be liable under clause (i) of
- --------  -------
this Section 9.2(b) unless the aggregate amount of Damages with respect to matters referred to therein exceeds $250,000 and then only to the extent of such excess and (y) the aggregate liability of Purchaser under clause (i) of this
Section 9.2(b) shall not exceed $5,000,000; and provided, further, that there
                                                --------  -------
shall be no minimum or maximum with respect to clause (ii) of this
Section 9.2(b) and Purchaser shall be liable under clause (ii) for all Damages with respect to matters referred to therein.

          Section 9.3    Indemnification Procedure.  Promptly after discovery by
                         -------------------------
the party seeking indemnification under this Agreement (the "Indemnified Party") of facts on which such party intends to assert a claim for indemnification hereunder or receipt by such Indemnified Party of written notice of any claim by a third party which the Indemnified Party reasonably believes is likely to give rise to a claim for indemnification hereunder, the Indemnified Party shall notify the party from which indemnification is sought (the "Indemnifying Party") in writing specifying, in reasonable detail, the nature and amount of the claim or facts which might give rise to indemnification hereunder, to the extent then known. The failure by an Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such Indemnifying Party is materially damaged as a result of such failure to give notice. The Indemnifying Party shall be entitled to assume the defense and settlement of such action, suit, proceeding or claim (which collectively is referred to in this Section 9.3 as a "Claim"), unless such claim is also asserted against the Indemnifying Party or an Affiliate and the Indemnified Party concludes in good faith that joint representation would be inappropriate; provided that:

          (a) the Indemnified Party shall be entitled to participate in the defense of such Claim and, in connection therewith, to employ counsel at its own expense; provided, however, that the defense will be controlled by the
         --------  -------
Indemnifying Party;

          (b) without the prior written consent of the Indemnified Party, the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement that requires any action other than the payment of money paid by the Indemnifying Party for which the Indemnifying Party agrees that it is obligated to indemnify the Indemnified Party under this Article IX (the Indemnified Party shall not unreasonably withhold or delay its consent to any proposed settlement that (x) does not require the payment of monetary damages other than amounts paid by the Indemnifying Party, (y) does not provide for any admission of guilt or violation by, or equitable, declaratory or other non-monetary relief against, the Indemnified Party and (z) includes an unconditional release of the Indemnified Party); and

          (c) in the event the Indemnifying Party elects to assume the defense of any such action in accordance with the foregoing provisions, (i) the Indemnifying Party shall not be liable to the Indemnified Party for any legal fees, costs and expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, (ii) the Indemnified Party shall cooperate with the Indemnifying Party as it may reasonably request in such defense and
(iii) the Indemnifying Party shall conduct such defense in good faith. If the Indemnifying Party does not assume the defense of such Claim in accordance with the foregoing provisions, the Indemnified Party shall have the right to defend such Claim, in which case the Indemnifying Party shall pay all reasonable costs and expenses of such defense to the extent it is determined that the Indemnified Party is entitled to be indemnified by the Indemnifying Party under this Agreement and the Indemnifying Party shall be bound by any judgment reached with respect to such Claim.

          Section 9.4    Disputes.  The parties hereto agree that any dispute in
                         --------
connection with a claim arising under this Article IX shall be resolved pursuant to Section 10.3 of this Agreement.

          Section 9.5    Exclusive Remedies.  The parties hereto acknowledge
                         ------------------
that the indemnification obligations set forth in this Article IX shall constitute the exclusive remedy of each party with respect to the matters being indemnified against herein.


                                    ARTICLE X

                                  MISCELLANEOUS
                                  -------------

          Section 10.1   Expenses.  Each of the parties hereto shall pay the
                         --------
fees and expenses of its respective counsel, accountants and other experts and shall pay all other expenses incurred by it in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby.

          Section 10.2   APPLICABLE LAW.  THIS AGREEMENT SHALL BE GOVERNED BY,
                         --------------
AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO CHOICE OF LAW PRINCIPLES THEREOF (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

          Section 10.3   Dispute Resolution.  (a)  In the event that a party
                         ------------------
hereto has a claim arising under this Agreement, such party shall provide written notice of such claim to the other parties hereto. Each of the parties hereto agrees that any dispute relating to a claim arising under this Agreement shall be resolved by submitting said dispute to an arbitrator mutually agreed upon by the parties hereto. It is the parties' intention to select an arbitrator who has experience, as a former judge or otherwise, in dispute resolution. In the event that the parties hereto cannot agree upon the selection of an arbitrator within ten (10) days after a party hereto provides notice to the other parties hereto of its intent to submit a dispute to arbitration any party hereto may submit such dispute to JAMS/Endispute (New York office), which organization shall select a sole arbitrator to arbitrate such dispute. The arbitrator shall use reasonable efforts to conduct the arbitration proceedings on consecutive business days as expeditiously as possible. The place of arbitration shall be New York, New York. The parties hereto agree that the arbitrator's decision shall be final, conclusive and binding. The costs and expenses of the arbitration shall be paid as the arbitrator determines to be appropriate.

          (b) Each party hereto agrees that any legal action arising out of or relating to such arbitration (other than with respect to confirmation or enforcement of an arbitration award) shall only be instituted in the Federal or State courts situated within the State of New York, County of New York and any legal action seeking confirmation or enforcement of any such arbitration award may be instituted in any Federal or State court in the State of New York or any other appropriate jurisdiction.

          (c) Each party hereto further irrevocably consents to service of process upon it out of such court situated within the State of New York, County of New York in any action or proceeding by mailing copies thereof by United States registered mail, postage prepaid, to its address specified in
Section 10.4.

          Section 10.4   Notices.  All notices and other communications
                         -------
hereunder shall be in writing and shall be deemed to have been duly given if signed by the respective person giving such notice or other communication (in the case of any corporation the signature shall be by an authorized officer thereof) upon receipt of: hand delivery; certified or registered mail, return receipt requested; or telecopy transmission with confirmation of receipt:

          If to Seller, to:

          Donruss Trading Cards, Inc.
          500 North Field Drive
          Lake Forest, Illinois  60045
          Telephone:  708-735-7847
          Telecopy:   708-735-7579

          If to Leaf, to:

          Leaf Inc.
          500 North Field Drive
          Lake Forest, Illinois 60045
          Telephone: 708-735-7500
          Telecopy: 708-735-0098
          Attention:  General Counsel

          with a copy to:

          Huhtamaki Oy
          Etelaranta 8
          00130 Helsinki
          Finland
          Telephone:  358 0 708 8380
          Telecopy:   358 0 660 622
          Attention:  Chief Financial Officer

          and a copy to:

          White & Case
          1155 Avenue of the Americas
          New York, New York  10036
          Telephone:  212-819-8259
          Telecopy:   212-354-8113
          Attention: Timothy B. Goodell, Esq.

          If to Purchaser, to:

          Pinnacle Brands, Inc.
          924 Avenue J East
          Grand Prairie, Texas 75050
          Telephone:  214-601-7000
          Telecopy:   214-601-7096
          Attention:  Chief Financial Officer




























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







          with a copy to:

          Kaye, Scholer, Fierman, Hays & Handler, LLP
          425 Park Avenue
          New York, New York  10022
          Telephone:  212-836-8201
          Telecopy:   212-836-7149
          Attention:  Joel I. Greenberg, Esq.
                      Nancy E. Fuchs, Esq.

          Such names and addresses may be changed by such notice.

          Section 10.5   Entire Agreement.  This Agreement (including the
                         ----------------
Schedules and Exhibits attached hereto, all of which are a part hereof) contains the entire understanding of the parties hereto with respect to the subject matter contained herein, supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter. There are no restrictions, promises, representations, warranties, agreements or undertakings of any party hereto with respect to the transactions contemplated by this Agreement other than those set forth herein or made hereunder.

          Section 10.6   Amendments. This Agreement may be amended only by a
                         ----------
written instrument executed by the parties or their respective successors or assigns.

          Section 10.7   Headings: References.  The article, section and
                         --------------------
paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to "Articles", "Sections", or "Schedules" shall be deemed to be references to Articles or Sections hereof or Schedules hereto unless otherwise indicated.

          Section 10.8   Counterparts.  This Agreement may be executed in one or
                         ------------
more counterparts, all of which taken together shall constitute one instrument.

          Section 10.9   Parties in Interest; Assignment.  This Agreement shall
                         -------------------------------
inure to the benefit of and be binding upon Seller, Leaf and Purchaser and their respective successors and assigns. As expressly set forth herein, nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies under or by reason of this Agreement. No party to this Agreement may assign or delegate all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other party to this Agreement; provided, however that
                                                      --------  -------
Purchaser shall have the right to assign this Agreement to a wholly-owned subsidiary, but such assignment shall not relieve Purchaser of its obligations hereunder.

          Section 10.10  Severability; Enforcement.  The invalidity of any
                         -------------------------
portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

          Section 10.11  Waiver.  Any of the conditions to Closing set forth in
                         ------
this Agreement may be waived at any time prior to or at the Closing hereunder by the party entitled to the benefit thereof. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

          Section 10.12  HSR Fees.  The filing fee payable in connection with
                         --------
any filing under the HSR Act shall be paid by Purchaser.

          Section 10.13  Transfer Taxes.  All transfer, sales and use,
                         --------------
registration, documentary, stamp and other such taxes and fees (including penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby (collectively "Transfer Taxes") shall be paid one-half by Purchaser and one-half by Seller, and Purchaser shall properly file, with the cooperation of Seller, on a timely basis all necessary tax returns, reports, forms, and other documentation with respect to any Transfer Taxes and provide to the Seller evidence of payment of all Transfer Taxes.















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